Exhibit 99.1

FOR IMMEDIATE RELEASE Wednesday, October 27, 2004

CONTACT:	Molly Dye Vice President, Corporate Relations (770) 813-6044	or	Andy Beck Senior Vice President and Chief Financial Officer (770) 813-6083

AGCO REPORTS THIRD QUARTER RESULTS Adjusted Earnings Per Share Increases 67% Over 2003 Net Sales Increases 52%

DULUTH, GA — October 27 - AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported earnings per share of $0.38 per share for the third quarter ended September 30, 2004. Adjusted earnings per share, which excludes restructuring and other infrequent expenses and restricted stock compensation, was $0.40 per share for the third quarter of 2004. These results compare to reported earnings per share of $0.22 per share and adjusted earnings per share of $0.24 per share for the third quarter of 2003. Net sales for the third quarter of 2004 increased approximately 52% over the third quarter of 2003.

For the first nine months of 2004, AGCO reported earnings per share of $1.27 per share and adjusted earnings per share of $1.32 per share. These results compare to earnings per share of $0.59 per share and adjusted earnings per share of $0.85 per share for the first nine months of 2003. Net sales for the first nine months of 2004 increased approximately 52% over the same period in 2003.

“AGCO continues to demonstrate improved results in 2004,” stated Martin Richenhagen, AGCO’s President and Chief Executive Officer. “Stronger markets in North and South America and productivity improvements in our factories contributed to our strong results. We expect these trends to continue; however, softer than expected market conditions in key European markets and rising steel costs will be challenges for the balance of the year. We are pleased to have exceeded all of last year’s annual earnings in just the first nine months of 2004.”

Third Quarter and First Nine Months Results

For the third quarter of 2004, AGCO reported net sales of $1,216.5 million and net income of $34.8 million, or $0.38 per share. Adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, was $36.6 million, or $0.40 per share. For the third quarter of 2003, AGCO reported net sales of $800.3 million and net income of $16.5 million, or $0.22 per share. Adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, in the third quarter of 2003 was $18.0 million, or $0.24 per share. The improvement in earnings per share was achieved with a 20% increase in weighted average shares outstanding.

     The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended September 30, 2004 and 2003:

	2004			2003
	(in millions, except per share data)
			Earnings			Earnings
	Operating	Net	Per	Operating	Net	Per
	Income	Income(1)	Share(1)	Income	Income(1)	Share(1)
As adjusted	$73.7	$36.6	$0.40	$41.4	$18.0	$0.24
Restructuring and other infrequent expenses (2)	1.7	1.7	0.02	1.6	1.2	0.02
Restricted stock compensation	0.1	0.1	—	0.3	0.3	—

As reported	$71.9	$34.8	$0.38	$39.5	$16.5	$0.22

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the third quarter of 2004 relate primarily to a $1.7 million charge ($1.7 million after-tax) associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations announced in July 2004. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. The restructuring and other infrequent expenses in the third quarter of 2003 relate primarily to the closure of the Coventry, England and DeKalb, Illinois facilities as well as other European rationalization initiatives. See footnote 3 to the condensed consolidated financial statements for further explanation.

     For the first nine months of 2004, AGCO reported net sales of $3,739.2 million and net income of $108.1 million, or $1.27 per share. Adjusted net income, excluding restructuring and other infrequent expenses and restricted stock compensation, was $112.2 million, or $1.32 per share. For the first nine months of 2003, AGCO reported net sales of $2,460.2 million and net income of $44.6 million, or $0.59 per share. Adjusted net income, excluding restructuring expenses and other infrequent expenses and restricted stock compensation, for the first nine months of 2003 was $64.2 million, or $0.85 per share. The increase in earnings per share was achieved with a 13% increase in weighted average shares outstanding.

     The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the nine months ended September 30, 2004 and 2003:

	2004			2003
	(in millions, except per share data)
			Earnings			Earnings
	Operating	Net	Per	Operating	Net	Per
	Income	Income(1)	Share(1)	Income	Income(1)	Share(1)
As adjusted	$235.7	$112.2	$1.32	$148.3	$64.2	$0.85
Restructuring and other infrequent expenses(2)	1.1	3.7	0.04	27.8	19.1	0.25
Restricted stock compensation	0.4	0.4	0.01	0.5	0.5	0.01

As reported	$234.2	$108.1	$1.27	$120.0	$44.6	$0.59

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first nine months of 2004 relate primarily to the first quarter gain on the sale of the Company’s Coventry, England facility of $6.9 million on a pre-tax basis ($4.8 million after-tax) and a second quarter $2.0 million gain on a pre-tax basis ($1.4 million after-tax) on the sale of machinery and equipment and reserve reversals related to the Coventry closure in 2003 offset by the second quarter $8.0 million pre-tax write-down ($8.0 million after-tax) of property, plant and equipment associated with the rationalization of the Randers, Denmark combine manufacturing operations announced in July 2004. The Company also recorded a $1.7 million severance cost charge ($1.7 million after-tax) in the third quarter of 2004 associated with the Randers rationalization. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. The restructuring and other infrequent expenses in the first nine months of 2003 relate primarily to the closure of the Coventry, England and DeKalb, Illinois facilities as well as other European rationalization initiatives. See footnote 3 to the condensed consolidated financial statements for further explanation.

     AGCO’s net sales increased 52% in both the third quarter and the first nine months of 2004 primarily due to the acquisition of Valtra in January 2004, sales growth in key geographical segments and positive currency translation impacts. Excluding Valtra, which generated net sales of approximately $219.4 million in the third quarter, and the impact of currency translation, net sales increased approximately 19% for the third quarter of 2004. Excluding Valtra, which generated net sales of approximately $725.4 million in the first nine months of 2004, the consolidation of the GIMA transmission joint venture and the impact of currency translation, net sales increased approximately 14% for the first nine months compared to 2003. In North and South America, stronger end markets resulted in significant sales increases while new products and improved product availability in Western Europe fueled sales growth.

     Adjusted operating income in 2004 increased $32.3 million in the third quarter and $87.4 million for the first nine months compared to 2003, with the increases primarily relating to the contribution of Valtra, higher sales volumes and improved margins. AGCO’s adjusted operating income was also negatively impacted by additional non-cash amortization of purchased intangibles resulting from the Valtra acquisition of $3.4 million for the third quarter and $10.4 million for the first nine months. Reported operating income in 2004 also increased compared to 2003 due to lower restructuring and other infrequent expenses in 2004.

     Operating income in AGCO’s South America operations increased $16.6 million in the third quarter and $64.2 million in the first nine months. Favorable market conditions and production efficiencies continue to support sales and margin improvements in the region. In addition, the increase in operating income reflects strong contributions from Valtra’s South America operations. In the Europe/Africa/Middle East region, operating income in 2004 increased $20.0 million in the third quarter and $35.8 million for first nine months. The results in 2004 reflect the contribution of Valtra as well as the impact of higher sales volume, productivity improvements achieved in AGCO’s European manufacturing facilities and currency translation benefits. Operating income in North America was $1.8 million higher for the third quarter and $2.4 million lower for the first nine months of 2004. The impact of higher sales volume achieved in North America continues to be offset by reduced margins due to the impact of the strong Euro on products sourced from European production facilities and higher steel costs. In the Asia/Pacific region, AGCO’s operating income in 2004 increased $0.7 million for the third quarter and $9.6 million for the first nine months primarily resulting from improved product availability and favorable conditions in key markets.

     Regional Market Results

     North America — Industry unit retail sales of tractors for the first nine months of 2004 increased approximately 11% over the comparable prior year period resulting from increases in all tractor segments, with the largest growth in high-horsepower equipment. Industry unit retail sales of combines were approximately 39% higher than the prior year. AGCO’s unit retail sales of tractors and combines were also higher in the first nine months of 2004 over 2003.

     Western Europe — Industry unit retail sales of tractors for the first nine months of 2004 increased approximately 3% over the comparable prior year period. Retail demand improved in France, Spain and Italy but has remained relatively flat or down in Germany, Finland and Scandinavia. Including the impact of Valtra sales in both periods, AGCO’s unit retail sales for the first nine months of 2004 also increased when compared to the prior year period.

     South America — Industry unit retail sales of tractors for the first nine months of 2004 increased approximately 13% over the prior year period. Tractor demand remained strong in Brazil with significant increases in Argentina and other South American markets. Industry retail unit sales of combines for the nine months of 2004 were approximately 23% higher than the prior year, with significant increases in both Brazil and Argentina. Including the impact of Valtra sales in both periods, AGCO’s South American unit retail sales of tractors and combines also increased significantly in the first nine months of 2004 compared to the same period in 2003.

     Rest of World Markets — Outside of North America, Western Europe and South America, AGCO’s net sales for the first nine months of 2004, excluding Valtra, were approximately 2% below 2003 due to lower sales in the Middle East.

     “We expect market conditions to remain strong in North and South America for the balance of the year,” stated Mr. Richenhagen. “Record harvests and strong yields should result in a strong upturn in North America equipment demand. In South America, demand remains strong in Brazil and has recovered in Argentina, and we continue to benefit from our leading market position in this increasingly important agricultural region. In Western Europe, market conditions remain mixed. While the harvest results were generally improved in 2004, demand in some of our key markets, including Germany, is expected to remain flat to slightly down. In addition, we continue to be pleased with the response to our new products introduced during the year and believe that our product and common platform development will create significant opportunities in the future.”

     Outlook

     Fourth quarter results for 2004 are expected to improve over 2003 due to benefits from continued sales and productivity improvements, partially offset by the impact of higher steel costs. For the fourth quarter of 2004, AGCO expects to improve adjusted earnings per share by approximately 10% to 20% over 2003. Adjusted earnings per share for the fourth quarter of 2003 was $0.40 per share. Reported earnings per share for the fourth quarter of 2004 is expected to be approximately 5% to 15% higher than the $0.39 per share reported in 2003. For the full year of 2004, AGCO expects adjusted earnings per share to increase by approximately 40% to 45% over 2003 from the achievement of sales growth and margin improvement. Adjusted earnings per share in 2003 was $1.25 per share. Reported earnings per share is expected to increase by approximately 65% to 75% above the $0.98 per share reported in 2003 due to the reduction of restructuring and other infrequent expenses incurred in 2003 related to plant closures. AGCO expects net sales for the full year 2004 to be approximately 45% above 2003 primarily due to the addition of Valtra, improved market conditions and the impact of currency translation.

     The earnings per share outlook for the fourth quarter and for the full year of 2004 excludes the impact of the expected adoption of a new accounting rule related to the treatment of contingently convertible debt in the calculation of diluted earnings per share. (See footnote 9 to the condensed consolidated financial statements for more information.) This rule change will have no impact on AGCO’s 2004 operating results or net income, but requires a revised method of calculating diluted earnings per share. Upon the anticipated adoption in the fourth quarter of 2004, the expected impact of this rule change will result in a reduction to diluted earnings per share for the full year and fourth quarter of 2004 of approximately 8%.

     Safe Harbor Statement

     Statements which are not historical facts, including projections of future sales, earnings, market conditions and our business plans are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company’s financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and its Form 8-K dated June 2, 2004. The Company disclaims any obligation to update any forward-looking statements.

* * * * *

     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, October 27, 2004. Interested persons can access the conference call via the Company’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company’s website.

* * * * *

     AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 9,200 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO®, Agco Allis®, AgcoStar®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, LOR*AL®, Massey Ferguson®, New Idea®, RoGator®, SisuDiesel™, Soilteq™, Spra-Coupe®, Sunflower®, TerraGator®, Tye®, Valtra®, White™, and Willmar®. AGCO provides retail financing through AGCO Finance in North America and through Agricredit in Australia, the United Kingdom, France, Germany, Ireland and Brazil. In 2003, AGCO had net sales of $3.5 billion.

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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$68.2	$147.0
Accounts and notes receivable, net	803.4	553.6
Inventories, net	1,110.9	803.6
Other current assets	227.5	180.3

Total current assets	2,210.0	1,684.5
Property, plant and equipment, net	545.4	434.2
Investment in affiliates	108.9	91.6
Deferred tax assets	141.9	147.5
Other assets	69.5	63.8
Intangible assets, net	229.9	86.1
Goodwill	685.7	331.7

Total assets	$3,991.3	$2,839.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.6	$2.2
Accounts payable	543.4	393.2
Accrued expenses	611.0	490.2
Other current liabilities	51.0	43.5

Total current liabilities	1,212.0	929.1
Long-term debt, less current portion	1,120.9	711.1
Pensions and postretirement health care benefits	215.6	197.5
Other noncurrent liabilities	127.5	95.6

Total liabilities	2,676.0	1,933.3

Stockholders’ Equity:
Common stock	0.9	0.8
Additional paid-in capital	891.9	590.3
Retained earnings	743.1	635.0
Unearned compensation	(0.3)	(0.5)
Accumulated other comprehensive loss	(320.3)	(319.5)

Total stockholders’ equity	1,315.3	906.1

Total liabilities and stockholders’ equity	$3,991.3	$2,839.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2004	2003
Net sales	$1,216.5	$800.3
Cost of goods sold	989.9	657.8

Gross profit	226.6	142.5
Selling, general and administrative expenses	122.7	82.6
Engineering expenses	26.3	18.0
Restricted stock compensation expense	0.1	0.3
Restructuring and other infrequent expenses	1.7	1.6
Amortization of intangibles	3.9	0.5

Income from operations	71.9	39.5
Interest expense, net	16.4	15.6
Other expense, net	7.0	4.6

Income before income taxes and equity in net earnings of affiliates	48.5	19.3
Income tax provision	18.6	8.1

Income before equity in net earnings of affiliates	29.9	11.2
Equity in net earnings of affiliates	4.9	5.3

Net income	$34.8	$16.5

Net income per common share:
Basic	$0.39	$0.22

Diluted	$0.38	$0.22

Weighted average number of common and common equivalent shares outstanding:
Basic	90.2	75.2

Diluted	90.6	75.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2004	2003
Net sales	$3,739.2	$2,460.2
Cost of goods sold	3,051.1	2,019.7

Gross profit	688.1	440.5
Selling, general and administrative expenses	363.3	239.6
Engineering expenses	77.4	51.3
Restricted stock compensation expense	0.4	0.5
Restructuring and other infrequent expenses	1.1	27.8
Amortization of intangibles	11.7	1.3

Income from operations	234.2	120.0
Interest expense, net	61.8	45.7
Other expense, net	15.5	19.2

Income before income taxes and equity in net earnings of affiliates	156.9	55.1
Income tax provision	63.6	24.9

Income before equity in net earnings of affiliates	93.3	30.2
Equity in net earnings of affiliates	14.8	14.4

Net income	$108.1	$44.6

Net income per common share:
Basic	$1.27	$0.59

Diluted	$1.27	$0.59

Weighted average number of common and common equivalent shares outstanding:
Basic	84.9	75.1

Diluted	85.3	75.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$108.1	$44.6

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	62.2	43.4
Deferred debt issuance cost amortization	11.7	2.9
Amortization of intangibles	11.7	1.3
Restricted stock compensation	0.3	0.3
Equity in net earnings of affiliates, net of cash received	(7.2)	(6.8)
Deferred income tax expense/(benefit)	5.3	(3.5)
Gain on sale of property, plant and equipment	(7.9)	—
Write-down/(recoveries) of property, plant and equipment	8.0	(0.3)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(100.4)	13.2
Inventories, net	(157.5)	(118.6)
Other current and noncurrent assets	(27.5)	(33.1)
Accounts payable	73.7	(49.3)
Accrued expenses	44.7	(39.6)
Other current and noncurrent liabilities	(5.0)	12.9

Total adjustments	(87.9)	(177.2)

Net cash provided by (used in) operating activities	20.2	(132.6)

Cash flows from investing activities:
Purchase of property, plant and equipment	(46.8)	(48.0)
Proceeds from sales of property, plant and equipment	39.8	9.4
(Purchase)/sale of businesses, net of cash acquired	(766.3)	1.0
Proceeds from sale of unconsolidated affiliate	0.2	—

Net cash used in investing activities	(773.1)	(37.6)

Cash flows from financing activities:
Proceeds from debt obligations, net	393.0	161.4
Payment of debt issuance costs	(20.9)	(2.9)
Proceeds from issuance of common stock	301.7	2.4

Net cash provided by financing activities	673.8	160.9

Effect of exchange rate changes on cash and cash equivalents	0.3	2.2

Decrease in cash and cash equivalents	(78.8)	(7.1)
Cash and cash equivalents, beginning of period	147.0	34.3

Cash and cash equivalents, end of period	$68.2	$27.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1. BASIS OF PRESENTATION

     The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the “Company” or “AGCO”) included herein have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company’s financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and our Form 8-K dated June 2, 2004. Certain reclassifications of previously reported financial information were made to conform to the current presentation. Results for interim periods are not necessarily indicative of the results for the year.

2. ACQUISITIONS

     On January 5, 2004, the Company acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for €606.1 million, net of approximately €19.8 million cash acquired (approximately $760 million, net). Valtra is a global tractor and off-road engine manufacturer in the Nordic region of Europe and Latin America. The acquisition of Valtra provides the Company with the opportunity to expand its business in significant global markets by utilizing Valtra’s technology and productivity leadership in the agricultural equipment market. The acquired assets and liabilities consist primarily of inventories, accounts receivable, property, plant and equipment, technology, tradenames, trademarks, customer relationships and patents. The results of operations for the Valtra acquisition have been included in the Company’s Condensed Consolidated Financial Statements from the date of acquisition. The Valtra acquisition was accounted for in accordance with SFAS No. 141, “Business Combinations,” and accordingly, the Company has allocated the purchase price to the assets acquired and the liabilities assumed based on a preliminary estimate of fair values as of the acquisition date. This allocation is subject to adjustment and will be completed in 2004. The Company recorded approximately $357.7 million of goodwill and approximately $156.9 million of other identifiable intangible assets such as tradenames, trademarks, technology and related patents, and customer relationship intangibles as part of the purchase price allocation. The Company completed the initial funding of the cash purchase price of Valtra through the issuance of $201.3 million principal amount of convertible senior subordinated notes in December 2003, funds borrowed under the Company’s new revolving credit and term loan facilities which were entered into January 5, 2004, and $100.0 million borrowed under an interim bridge facility that also closed on January 5, 2004 (Note 5).

3. RESTRUCTURING AND OTHER INFREQUENT EXPENSES

     On July 2, 2004, the Company announced and initiated a plan related to the restructuring of its European combine manufacturing operations located in Randers, Denmark, to include the elimination of the facility’s component manufacturing operations, as well as the rationalization of the combine model range to be assembled in Randers. The components of the restructuring expenses are summarized in the following table:

	Write-down of		Employee
	Property, Plant	Employee	Retention
	and Equipment	Severance	Payments	Total
Second quarter 2004 provision	$8.0	$—	$—	$8.0
Less: Non-cash expense	8.0	—	—	8.0

Cash expense	—	—	—	—
Second quarter 2004 cash activity	—	—	—	—

Balances as of June 30, 2004	—	—	—	—

Third quarter 2004 provision	—	0.7	1.0	1.7
Third quarter 2004 cash activity	—	—	(0.2)	(0.2)

Balances as of September 30, 2004	$—	$0.7	$0.8	$1.5

     In connection with the restructuring plan, the Company recorded approximately $8.0 million of restructuring and other infrequent expenses in the second quarter of 2004. The amount recorded represented the impairment and write-down of certain property, plant and equipment within the component manufacturing operation, which was based upon the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The machinery, equipment and tooling will be disposed of or marketed for sale after the facility’s component manufacturing production ceases. The land and buildings will be marketed for sale. The restructuring plan resulted in the termination of 298 employees, as well as the elimination of a majority of square footage utilized in the facility. The Company completed negotiating the terms of such terminations with local authorities and employee representatives during the third quarter of 2004 and recorded approximately $1.7 million of severance costs and employee retention payments. As of September 30, 2004, 20 of the 298 employees had been terminated. The employee retention payments relate to incentives paid to Randers employees who will remain employed until certain future termination dates and are accrued over the term of the retention period. The Company has also recorded approximately $5.8 million of inventory reserves, reflected in costs of goods sold, during the nine months ended September 30, 2004, related to inventory that was identified as obsolete as a result of the rationalization. The $1.5 million of restructuring costs accrued at September 30, 2004 are expected to be incurred during 2004 and 2005.

     During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company’s Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

	Write-down
	of Property,		Employee	Facility
	Plant and	Employee	Retention	Closure
	Equipment	Severance	Payments	Costs	Total
2002 provision	$11.2	$8.3	$18.3	$2.4	$40.2
Less: Non-cash expense	11.2	—	—	—	11.2

Cash expense	—	8.3	18.3	2.4	29.0
2002 cash activity	—	(0.1)	(0.3)	(0.3)	(0.7)

Balances as of December 31, 2002	—	8.2	18.0	2.1	28.3

2003 provision	—	—	10.2	1.8	12.0
2003 cash activity	—	(8.9)	(26.7)	(2.5)	(38.1)
Foreign currency translation	—	1.2	0.5	0.2	1.9

Balances as of December 31, 2003	—	0.5	2.0	1.6	4.1

First quarter 2004 cash activity	—	(0.3)	(0.9)	(0.4)	(1.6)
Foreign currency translation	—	—	0.1	—	0.1

Balances as of March 31, 2004	—	0.2	1.2	1.2	2.6

Second quarter 2004 provision reversal	—	—	(0.2)	(0.4)	(0.6)
Second quarter 2004 cash activity	—	(0.2)	(0.5)	(0.3)	(1.0)
Foreign currency translation	—	—	—	0.1	0.1

Balances as of June 30, 2004	—	—	0.5	0.6	1.1

Third quarter 2004 provision reversal	—	—	(0.1)	—	(0.1)
Third quarter 2004 cash activity	—	—	—	(0.1)	(0.1)

Balances as of September 30, 2004	$—	$—	$0.4	$0.5	$0.9

     The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The severance costs relate to the termination of 1,049 employees. As of September 30, 2004, 1,042 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease terminations and other facility exit costs. During the fourth quarter of 2003, the Company sold machinery and equipment at auction and, as a result of those sales, recognized a net gain of approximately $2.0 million. This gain was reflected in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations for the year ended December 31, 2003. On January 30, 2004, the Company sold the land, buildings and improvements of the Coventry facility for approximately $41.0 million, and as a result of that sale, recognized a net gain of approximately $6.9 million. This gain has been reflected in “Restructuring and other infrequent expenses” in the Company’s Condensed Consolidated Statements of Operations for the quarter ended March 31, 2004. The Company will lease part of the facility back from the buyers for a period of three years, with the ability to exit the lease within two years from the date of the sale. The Company received approximately $34.4 million of the sale proceeds on January 30, 2004, with the remainder to be received on January 30, 2005. In the second and third quarters of 2004, the Company reversed approximately $0.6 million and $0.1 million of provisions, respectively, related to the restructuring that had been previously established. The reversals were necessary to adequately reflect more accurate estimates of remaining obligations related to retention payments, lease termination payouts and other exit costs, as some employees have been redeployed or have been terminated earlier than estimated, and as some supplier and rental contracts have been finalized and terminated earlier than anticipated. In addition, the Company completed the auctions of remaining machinery and equipment, as well as finalized the sale of the facility (and associated selling costs) during the second quarter of 2004, and recorded an additional $1.4 million in net gains related to such actions. The net gains were reflected in “Restructuring and other infrequent expenses” in the Company’s Consolidated Statements of Operations. The $0.9 million of restructuring costs accrued at September 30, 2004 are expected to be incurred during 2004.

     In October 2002, the Company applied to the High Court in London, England, for clarification of a provision in its U.K. pension plan that governs the value of pension payments payable to an employee who is over 50 years old and who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those who take early retirement and those terminated due to the closure of the Company’s Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to a normal retirement age of 65. In December 2002, the High Court ruled against the Company’s position that reduced pension payments are payable in the context of early retirements or terminations. The Company appealed the High Court’s ruling, and in July 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling for this aspect of the case, but ruled that other employees might qualify. The representatives of the beneficiaries of the pension plan sought the right to appeal to the House of Lords, and on March 26, 2004, the House of Lords denied their request.

     As a result of the High Court’s ruling in that case, certain employees who took early retirement in prior years under voluntary retirement arrangements would be entitled to additional payments, and therefore the Company recorded a charge in the second quarter of 2003, included in “Restructuring and other infrequent expenses,” of approximately £7.5 million ($12.4 million) to reflect its current estimate of the additional pension liability associated with previous early retirement programs.

     In addition, during 2002 and 2003, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses in total of approximately $4.6 million. The expenses primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company’s European engineering and marketing personnel, certain components of the Company’s German manufacturing facilities located in Kempten and Marktoberdorf, Germany, as well as a European combine engineering rationalization that was initiated during 2003. During the nine months ended September 30, 2004, the Company recorded $0.2 million of restructuring and other infrequent expenses associated with these European rationalization initiatives, as well as $0.2 million related to the closure and consolidation of Valtra’s U.S. and Canadian sales offices into the Company’s existing U.S. and Canadian sales organizations. Of the $5.0 million of total costs, approximately $4.0 million relate to severance costs associated with the termination of approximately 215 employees in total. At September 30, 2004, a total of approximately $4.3 million of expenses had been incurred and paid. The remaining accrued balance of $0.7 million as of September 30, 2004 is expected to be incurred during 2004.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company’s acquired intangible assets are as follows:

	September 30, 2004		December 31, 2003
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amounts	Amortization	Amounts	Amortization
Amortized intangible assets:
Trademarks and tradenames	$32.8	$(3.4)	$31.8	$(2.5)
Customer relationships	75.7	(6.9)	3.5	(1.0)
Patents and technology	47.3	(5.5)	1.1	(0.2)

Total	$155.8	$(15.8)	$36.4	$(3.7)

Unamortized intangible assets:
Trademarks	$89.9		$53.4

     Changes in the carrying amount of goodwill during the nine months ended September 30, 2004 are summarized as follows:

	North America	South America	Europe/Africa/ Middle East	Consolidated
Balance as of December 31, 2003	$165.5	$42.3	$123.9	$331.7
Acquisition	—	70.3	287.4	357.7
Foreign currency translation	—	1.2	(4.9)	(3.7)

Balance as of September 30, 2004	$165.5	$113.8	$406.4	$685.7

5. LONG-TERM DEBT

     Long-term debt consisted of the following at September 30, 2004 and December 31, 2003:

	September 30,	December 31,
	2004	2003
Credit facility	$415.6	$—
1¾% Convertible senior subordinated notes due 2033	201.3	201.3
9½% Senior notes due 2008	250.0	250.0
6⅞% Senior subordinated notes due 2014	248.7	—
8½% Senior subordinated notes due 2006	—	249.3
Other long-term debt	11.9	12.7

	1,127.5	713.3
Less: current portion of long-term debt	(6.6)	(2.2)

Total long-term debt, less current portion	$1,120.9	$711.1

     On January 5, 2004, the Company entered into a new credit facility and borrowed $100.0 million under an interim bridge facility to fund the acquisition of Valtra (Note 2).

     The Company’s new credit facility provides for a $300.0 million multi-currency revolving credit facility, a $300.0 million U.S. dollar denominated term loan and a €120.0 million (or approximately $150.0 million) Euro denominated term loan. The revolving credit facility will mature in March 2008. The maturity date of the revolving credit facility may be extended to December 2008 if the Company’s existing 9½% senior notes due 2008 are refinanced on terms specified by the lenders prior to such date. Both term loans will amortize at the rate of one percent per annum until the maturity date. The maturity date for the term loans is March 2008. The maturity date of the term loans may be extended to June 2009 if the aforementioned senior notes are refinanced on terms specified by the lenders prior to such date. The revolving credit and term facilities are secured by a majority of the Company’s U.S., Canadian, Finnish and U.K. based assets and a pledge of a portion of the stock of the Company’s domestic and material foreign subsidiaries. Interest accrues on amounts outstanding under the facility, at the Company’s option, at either (1) LIBOR plus a margin ranging between 1.50% and 2.25% based upon the Company’s senior debt ratio or (2) the higher of the administrative agent’s base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.25% and 1.0% based on the Company’s senior debt ratio. The facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. The Company must also fulfill financial covenants including, among others, a total debt to EBITDA ratio, a senior debt to EBITDA ratio and a fixed charge coverage ratio, as defined in the facility.

     The Company borrowed $100.0 million under an interim bridge loan facility on January 5, 2004. On April 7, 2004, the bridge loan facility was repaid with proceeds from a common stock offering as described below.

     On April 23, 2004, the Company completed its offering of €200.0 million of 6⅞%senior subordinated notes due 2014, and received proceeds of approximately $234 million, after offering related fees and expenses. On

May 24, 2004, the Company used the net proceeds of the offering and available cash to redeem its $250.0 million principal amount of 8½% senior subordinated notes. The 6⅞% senior subordinated notes are unsecured obligations and are subordinated in right of payment to the Company’s 9½% senior notes, and any existing or future senior indebtedness. Interest is payable on the notes at 6⅞% per annum, payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2004. Beginning April 15, 2009, the Company may redeem the notes, in whole or in part, initially at 103.438% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, at any time on or after April 15, 2012. In addition, before April 15, 2009, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued interest plus a make-whole premium. Before April 15, 2007, the Company may also redeem up to 35% of the notes at 106.875% of their principal amount using the proceeds from sales of certain kinds of capital stock. The notes include certain covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends.

6. COMMON STOCK OFFERING

     On April 7, 2004, the Company sold 14,720,000 shares of its common stock in an underwritten public offering, and received net proceeds of approximately $300.1 million. The Company used the net proceeds to repay the $100.0 million interim bridge loan facility, to repay borrowings under its credit facility and to pay offering related fees and expenses.

7. INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventories at September 30, 2004 and December 31, 2003 were as follows:

	September 30,	December 31,
	2004	2003
Finished goods	$502.0	$285.3
Repair and replacement parts	295.3	270.2
Work in process, production parts and raw materials	313.6	248.1

Inventories, net	$1,110.9	$803.6

8. ACCOUNTS RECEIVABLE SECURITIZATION

     At September 30, 2004, the Company had accounts receivable securitization facilities in the United States, Canada and Europe totaling approximately $486.8 million. During the second quarter 2004, the Company amended certain provisions of its United States and Canada receivable securitization facilities including the expansion of the facilities by an additional $30.0 million and $10.0 million, respectively, and to eliminate the ratings triggers in the facilities. At September 30, 2004, these additional amounts had not been utilized. Under the securitization facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. Outstanding funding under these facilities totaled approximately $416.8 million at September 30, 2004 and $448.4 million at December 31, 2003. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $3.7 million for both the three months ended September 30, 2004 and 2003, and were $11.3 million and $10.8 million for the nine months ended September 30, 2004 and 2003, respectively.

9. RECENT ACCOUNTING PRONOUNCEMENTS

     The Emerging Issues Task Force (“EITF”) recently reached a consensus on EITF Issue No. 04-08 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. Upon adoption of this rule, approximately 9.0 million additional shares of common stock that may be issued upon conversion of the Company’s outstanding 1.75% convertible notes will be included in the diluted earnings per share calculation. In addition, diluted earnings per share is required to be restated for each period that the convertible debt was outstanding. AGCO’s convertible notes were issued on December 23, 2003. While the effective date of this rule has not been finalized, the Company currently expects to adopt this rule in the fourth quarter of 2004. Upon the adoption of this rule, the expected impact of this rule change will result in a reduction to diluted earnings per share for the full year and fourth quarter of 2004 of approximately 8%.

10. SEGMENT REPORTING

     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. During the first quarter of 2004, the Company modified its segment reporting from five reportable segments to four reportable segments. The Company no longer considers the Sprayers division a reportable segment under the requirements of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” due to organizational changes and changes in the distribution and servicing of certain Sprayer products which became effective January 1, 2004. Therefore, the results for 2003 have been reclassified to conform to the current presentation. All intercompany transactions between the segments have been eliminated. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months and nine months ended September 30, 2004 and 2003 are as follows:

	North	South	Europe/Africa	Asia/
Three Months Ended September 30,	America	America	/Middle East	Pacific	Consolidated
2004
Net sales	$329.2	$214.2	$622.6	$50.5	$1,216.5
Income from operations	9.0	35.4	33.3	9.3	87.0
2003
Net sales	$264.3	$121.7	$368.0	$46.3	$800.3
Income from operations	7.2	18.8	13.3	8.6	47.9

	North	South	Europe/Africa	Asia/
Nine Months Ended September 30,	America	America	/Middle East	Pacific	Consolidated
2004
Net sales	$1,014.0	$602.3	$1,983.6	$139.3	$3,739.2
Income from operations	29.7	103.6	116.1	24.4	273.8
2003
Net sales	$838.4	$290.6	$1,238.0	$93.2	$2,460.2
Income from operations	32.1	39.4	80.3	14.8	166.6

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Segment income from operations	$87.0	$47.9	$273.8	$166.6
Corporate expenses	(9.4)	(6.0)	(26.4)	(17.0)
Restricted stock compensation expense	(0.1)	(0.3)	(0.4)	(0.5)
Restructuring and other infrequent expense	(1.7)	(1.6)	(1.1)	(27.8)
Amortization of intangibles	(3.9)	(0.5)	(11.7)	(1.3)

Consolidated income from operations	$71.9	$39.5	$234.2	$120.0